EXHIBIT 5



                                                                   May 10, 1995




General Signal Corporation
G.S. Newco Inc.
Stamford, CT

Gentlemen:

     This letter is being delivered to you in connection with, and to induce you to enter into, the Agreement and Plan of Merger by and among General Signal Corporation ("Parent"), G.S. Newco Inc. ("Merger Sub") and Best Power Technology, Incorporated dated as of May 10, 1995 (the "Merger Agreement"), a copy of which is attached hereto as Annex 1.

     You and the undersigned prior to the delivery hereof had no agreement, arrangement or understanding to acquire the Shares (as defined hereinafter) or for the purpose of acquiring, holding, voting or disposing of the Shares.
Prior to the delivery hereof, the Board of Directors of Best Power Technology, Incorporated, a Delaware corporation ("the Company"), has approved you and the undersigned entering into this letter agreement and the transactions contemplated by this letter agreement, as well as the execution and delivery by the Company of the Merger Agreement providing for the merger of the Company with a direct wholly-owned subsidiary of yours (the "Merger") and the offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company (the "Offer").

     The undersigned hereby represents and warrants to, and covenants and agrees with, Parent as follows:

     a. Your and the undersigned's obligations hereunder shall be subject to the condition that the Merger, the Offer and this letter agreement shall have been approved by the Board of Directors of the Company with the effect that Parent will not be subject to the restrictions of Section 203 of the Delaware General Corporation Law.

     b. The undersigned is the beneficial and/or record holder of 854,260 shares of Company Common Stock (the "Shares") and/or has the right to acquire no shares of Company Common Stock, free and clear of all liens and security interests whatsoever.

     c. The undersigned will tender all of the Shares to Merger Sub pursuant to the Offer, as the Offer may be amended by its terms or in accordance with the Merger Agreement. Such tender shall be made promptly after (but in no event later than May 26, 1995) the























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undersigned has received the Offer in the form of an Offer to Purchase.  The undersigned further agrees not to withdraw such tendered Shares, unless the Offer is extended beyond December 31, 1995 or unless the Merger Agreement is terminated.

     d. The undersigned will not, except pursuant to the Offer, assign, sell, transfer or otherwise dispose of, including by way of pledge, hypothecation or grant of any security interest, any of the Shares, or enter into any direct or indirect agreement or arrangement to effect any of the foregoing, on or before December 31, 1995 or, if earlier, the termination of the Merger Agreement or the termination of the Offer in accordance with their respective terms, provided, however, the undersigned may transfer Shares to a trust created by the undersigned provided the trustee of the trust agrees to be bound by this letter agreement to the same extent as the undersigned.

     e. Subject to paragraph (f) below, the undersigned agrees that, prior to the earlier of the Effective Time (as defined in the Merger Agreement), the termination of the Merger Agreement in accordance with its terms and December 31, 1995, the undersigned shall not, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) inquiries or proposals concerning any Acquisition Transaction (as defined in the Merger Agreement) or negotiate, explore or otherwise communicate with any third party (other than Parent or its affiliates) regarding any Acquisition Transaction.

     f. Parent and Merger Sub each acknowledge that the undersigned has entered into this letter agreement solely in his/her capacity as a stockholder of the Company and that by entering into this letter agreement the undersigned has not limited in any way his/her ability to discharge or perform his/her fiduciary duty, to the extent applicable, as a director of the Company and subject to the terms and conditions of the Merger Agreement.

     g. If Parent, Merger Sub or any subsidiary of Parent purchases the Shares pursuant to the Offer and does not acquire a majority of the outstanding shares of Company Common Stock pursuant to the Offer, Parent will pay promptly to the undersigned in immediately available funds, in the event that it, directly or indirectly, disposes of the Shares within 12 months of the date of this letter agreement, any amount realized on such disposition of the Shares in excess of the amount previously paid to the undersigned pursuant to the Offer.

     This letter agreement shall be governed by the laws of the State of Delaware applicable to contracts made and performed wholly in such state.

                              Very truly yours,


                              /s/ Marguerite M. Paul




























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Agreed to:

GENERAL SIGNAL CORPORATION


By: /s/ Philip A. Goodrich
    -------------------------
     Name: Philip A. Goodrich
     Title: Vice President -
              Corporate Development

G. S. NEWCO INC.


By: /s/ Edgar J. Smith, Jr.
    -------------------------
     Name: Edgar J. Smith, Jr.
     Title: Vice President


Approved:

BEST POWER TECHNOLOGY, INCORPORATED


By: /s/ Dennis E. Burke
    -------------------------
     Name: Dennis E. Burke
     Title: Executive Vice President -
              Administration







































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